Exhibit 7

U.S. Bank Trust Company, National Association

Statement of Financial Condition

as of 6/30/2025

($000’s)

6/30/2025
Assets
Cash and Balances Due From Depository Institutions	$1,823,165
Securities	4,619
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	804
Intangible Assets	575,138
Other Assets	172,200
Total Assets	$2,575,926

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	213,000
Total Liabilities	$213,000

Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	1,191,091
Minority Interest in Subsidiaries	0
Total Equity Capital	$2,362,926

Total Liabilities and Equity Capital	$2,575,926